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                                                                     Exhibit 8.1


                                  July 1, 2004

Brandywine Realty Trust
401 Plymouth Road
Plymouth Meeting, PA  19462

Ladies and Gentlemen:

         We have acted as counsel to Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), and to Brandywine Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership") in connection with the preparation of the Form S-3 Registration Statement filed with the Securities and Exchange Commission on July 1, 2004 (the "Registration Statement"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

         The opinion set forth in this letter is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. This opinion represents our best legal judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not reach a conclusion contrary to such opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

         In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (1) the Registration Statement and Prospectus (including the various SEC filings incorporated therein by reference); (2) the Amended and Restated Declaration of Trust of Company, as amended or supplemented through the date hereof including, with respect to each series of preferred shares of beneficial interest of the Company, the articles supplementary establishing and fixing the rights and preferences of such series of preferred shares of beneficial interest; (3) the Amended and Restated Agreement of Limited Partnership, as amended or supplemented through the date hereof, of the Operating Partnership; and (4) the Declaration of Trust, as amended or supplemented through the date hereof, of Atlantic American Properties Trust, a Maryland real estate investment trust ("AAPT").



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Brandywine Realty Trust
July 1, 2004
Page 2

         In providing the opinion set forth in this letter, we have relied upon written representations as to factual matters of (i) the Company and the Operating Partnership contained in a letter to us dated July 1, 2004 regarding their assets, operations and activities and (ii) AAPT contained in a letter to us dated July 1, 2004, regarding its assets, operations and activities (collectively, the "Management Representation Letters").

         For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letters. We consequently have relied upon the representations as to factual matters in the Management Representation Letters. After inquiry, we are not aware of any facts or circumstances contrary to, or inconsistent with, the representations that we have relied upon as referenced herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company, the Operating Partnership, AAPT or any other person.

         Moreover, we have assumed, with your consent, that, insofar as relevant to the opinion set forth herein:

         (1) the Company, the Operating Partnership and AAPT have been and will be operated in the manner described in the Management Representation Letters and the Registration Statement (including the filings by the Company with the Commission incorporated therein by reference);

         (2) all of the obligations imposed by the documents that we reviewed have been and will continue to be performed or satisfied in accordance with their terms;

         (3) all representations made in the Management Representation Letters (and other information provided to us) are true, correct and complete and will continue to be true, correct and complete, and any representation or statement made in the Management Representation Letters "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

         (4) all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.



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Brandywine Realty Trust
July 1, 2004
Page 3

OPINION

         Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that

     1. Commencing with its taxable year ended December 31, 1986, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's method of operation has enabled it, and its proposed method of operation will enable it, to meet the requirements under the Code for qualification and taxation as a REIT.

     2. The discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences," to the extent that it describes provisions of federal income tax law and regulations or legal conclusions with respect thereto, is correct in all material respects.

         We assume no obligation to advise you of any changes in our opinion subsequent to the date of this letter. The Company's qualification and taxation as a REIT depend upon (i) the Company's ability to meet on a continuing basis, through actual annual operating and other results, the requirements of the Code, including the requirements with regard to the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership; and (ii) the satisfaction by AAPT on a continuing basis of the requirements for qualification and taxation as a REIT. We will not review the Company's or AAPT's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Company's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

         We hereby consent to the reference to our firm under the Section "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Pepper Hamilton LLP
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                                             PEPPER HAMILTON LLP